Exhibit 10.1

TAL INTERNATIONAL GROUP, INC.

EXECUTIVE SEVERANCE PLAN

TAL International Group, Inc., a company organized under the laws of the state of Delaware, USA (“TAL,” and collectively with its subsidiaries, the “Company”), has adopted this Executive Severance Plan (the “Plan”) for the benefit of (a) the Company’s Named Executive Officers other than the Company’s Chief Executive Officer and (b) the Company’s other Senior Vice Presidents (collectively, the “Executives”).

The Plan will be in effect from November 9, 2015 through the one (1) year anniversary date of the closing date of the Mergers (as defined below).

I.                                        INTRODUCTION

TAL has entered into a definitive transaction agreement (the “Transaction Agreement”) dated November 9, 2015, with Triton International Limited, a Bermuda exempted limited liability company (“Holdco”), Triton Container International Limited, a Bermuda exempted limited liability company (“Triton”), Ocean Delaware Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Holdco (“Delaware Merger Sub”) and Ocean Bermuda Sub Limited, a Bermuda exempted limited liability company and direct wholly owned subsidiary of Holdco (“Bermuda Merger Sub”).  The Transaction Agreement provides that, upon the terms and subject to the conditions set forth therein, Bermuda Merger Sub will merge with and into Triton (the “Triton Merger”), with Triton as the surviving corporation, and immediately thereafter Delaware Merger Sub will merge with and into TAL (the “TAL Merger” and, collectively with the Triton Merger, the “Mergers”), with TAL as the surviving corporation.  As a result of the Mergers, both TAL and Triton will become wholly owned subsidiaries of Holdco.

The Board of Directors of TAL (the “Board”) has determined that it is in the best interests of TAL and its shareholders to adopt the Plan to encourage the Executives to remain in the Company’s employ during the merger approval and post-merger integration process and to provide an enhanced level of severance benefits in the event that an Executive’s employment is terminated under certain conditions, as described herein.

The Plan is established under and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and, to the extent not preempted by ERISA, with the laws of the state of New York, USA, without regard to laws relating to conflicts of law.  The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and the regulations thereunder, and shall be interpreted, operated and administered accordingly.  This document constitutes both the plan document and the summary plan description of the Plan for purposes of ERISA.

II.                                   ELIGIBLE EXECUTIVES

There are two categories of severance benefits under the Plan: Category I severance benefits and Category II severance benefits.

Executives eligible for Category I severance benefits are Executives who are involuntarily terminated for performance reasons, so long as (a) the termination is not the result of willful misconduct or gross negligence, (b) the Executive did not resign voluntarily, and (c) the termination is initiated by the Company for performance reasons.

Executives eligible for Category II severance benefits are Executives whose employment is either (i) involuntarily terminated by the Company in connection with (a) a workforce reduction due to economic conditions or a decrease in Company performance, (b) a department or Company reorganization causing the discontinuance of jobs or resulting in changed job aptitude or skill requirements, (c) being unable to locate another position after returning from a disability leave of absence because the prior position was filled or eliminated during the leave, or (d) a transfer of job functions to a third party, or (ii) terminated by the Executive for Good Reason.

For purposes of the Plan, “Good Reason” means the Executive’s voluntary separation from service when the following conditions are satisfied: (A) one or more of the following conditions that arise without the Executive’s consent: (i) a material diminution in the Executive’s base compensation, (ii) a material change in the geographical location at which the Executive performs services, or (iii) any other act or failure to act that constitutes a material breach by the Company of any employment agreement between the Company and the Executive, and (B) the Executive gives written notice to the Company of the condition described in clause (A) above within ninety (90) days of its initial existence and the Company fails to cure the condition within thirty (30) days of receipt of the written notice.

The Executive will not be eligible for Category I severance benefits under the Plan:

A.                                    If the Executive voluntarily resigns, retires or abandons his or her job (as determined by the Plan Administrator (as defined below)); or

B.                                    If the Executive’s employment is terminated for Cause. For purposes of the Plan, “Cause” means, as determined by the Plan Administrator: (i) the Executive’s willful failure to substantially perform his or her duties and responsibilities to the Company or violation of a Company policy; (ii) the Executive’s commission of any act of fraud, embezzlement, dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by the Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation or nondisclosure as a result of his or her relationship with the Company; or (iv) the Executive’s willful breach of any of his or her material obligations under any written agreement or covenant with the Company.

The Executive will not be eligible for Category II severance benefits under the Plan:

A.                                    If the Executive accepts a position within the Company or a third party to which the Company transfers job functions or sells assets;

B.                                    If the Executive is offered and declines a comparable position with the Company or a third party to which the Company has sold assets or has transferred job functions.  In the sole judgment of the Plan Administrator, a comparable job means that as compared to the Executive’s current position, it has similar compensation opportunity, substantially equivalent level of job responsibility, similar job title, and, does not require that the Executive move his or her place of residence;

C.                                    If the Executive voluntarily resigns, retires or abandons his or her job (as determined by the Plan Administrator), other than a voluntary resignation by the Executive for Good Reason; or

D.                                    If the Executive’s employment is terminated for Cause.

The Plan Administrator retains sole discretion to determine whether the Executive is, or would be, eligible for Category I or Category II severance benefits.

III.                              SEVERANCE PAY BENEFITS

A.                                    Category I and Category II Severance Benefits

Category I:

If the Plan Administrator determines that the Executive is eligible to receive Category I severance benefits under the Plan, the Executive may be entitled to the following additional weeks of pay based on his or her full years of service with the Company:

Years of Service	Severance Pay Benefit

One but less than Five	One week of base salary

Five but less than Ten	Two weeks of base salary

Ten or More	Three weeks of base salary

Category II:

If the Plan Administrator determines that the Executive is eligible to receive Category II severance benefits under the Plan, the Executive may be entitled to a payment of eighteen (18) months of annual base salary and target bonus.

Payments of Category I severance benefits will be calculated only with respect to the Executive’s base salary rate of pay in effect as of his or her separation from service date, and will not include overtime, bonuses, lump sum merit payments, or any other form of direct or indirect compensation.

Payments of Category II severance benefits will be calculated only with respect to the Executive’s base salary rate of pay in effect as of his or her separation from service date and the Executive’s target bonus amount for the year in which his or her separation from service date occurs, and will not include overtime, lump sum merit payments, or any other form of direct or indirect compensation.

For purposes of the Plan, if the Executive’s employment terminates while he or she is on an approved unpaid leave of absence, or after he or she returns from a disability leave of absence, the Executive’s base salary rate of pay in effect and target bonus, as applicable, will be determined as of the last day on which he or she was actively at work before beginning such leave.

For purposes of the Plan, a “year of service” means each completed twelve (12) month period as measured beginning with the Executive’s date of hire (or credited service date if there was a break in service or an acquisition or merger agreement requires the use of a credited service date) and ending with the Executive’s separation from service date, during which he or she is actively at work or on vacation, sick leave or an approved paid leave of absence.  Years of service also include any other period of approved leave of absence (whether paid or unpaid), except that a maximum of six (6) months of service credit will be granted with respect to any continuous period of such absence, even if the absence is longer than six (6) months.  No pro-ration or credit will be given for any partial year of service.  In addition, the calculation of the Executive’s years of service shall exclude any period of employment that entitled the Executive to payment of any severance pay from the Company by reason of his or her prior period of employment with the Company.

Any Executive who is entitled to a greater package of combined notice and severance benefits due to contractual or statutory requirements will receive those benefits instead.

B.                                    Waiver and Release

Payment of Category I and Category II severance benefits is contingent on the Executive signing, and not revoking, a comprehensive waiver and release of all potential claims against the Company (with such waiver and release also including other provisions at the Company’s discretion, such as non-disparagement and non-disclosure restrictions) (the “Waiver and Release”).  The Waiver and Release will be presented at the time the Executive become eligible to receive severance benefits under the Plan.  The Company reserves the right to modify the terms of the Waiver and Release at its discretion.

IV.                               TIMETABLE FOR ELECTION

In the case of an individual termination, if the Executive has attained at least age forty (40), and the Executive is offered severance benefits under the Plan, unless otherwise advised, the Executive will have twenty-one (21) days to consider whether to accept the severance benefits under Category I or Category II (as applicable) and to review and duly execute the Waiver and Release and deliver it to the Company.  If the Plan Administrator determines that the Executive’s termination is the result of a group termination, if the Executive has attained at least age forty (40), and the Executive is offered severance benefits under the Plan, the Executive will have forty-five (45) days to consider whether to accept the severance benefits under Category I or Category II (as applicable) and to review and duly execute the Waiver and Release and deliver it to the Company.  The Executive will also have seven (7) days after execution of a Waiver and

Release within which to revoke the Waiver and Release by delivering written notice of revocation to the Company.

V.                                    TIMING AND FORM OF PAYMENT

A.                                    Payment of Category I and Category II severance benefits (as applicable) will be made in one lump-sum as soon as practicable, but in any event no later than forty-five (45) days from the Executive’s separation from service date, provided that the Executive has duly executed the Waiver and Release and returned it to the Company.  If the Executive’s Waiver and Release is subject to a revocation period, payment will not be made until the expiration of such period.

B.                                    If, at the time of the Executive’s separation from service date, the Executive is deemed to be a “specified employee” of a public company as defined in Treasury Regulation Section 1.409A-1(i), then, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, deferred compensation benefits to which the Executive is entitled under the Plan that are payable on account of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code and the regulations issued thereunder) shall not be paid until six (6) months and one (1) day following the Executive’s separation from service.  Such amounts shall be paid on the first payroll date in the seventh (7th) month following the Executive’s separation from service (or, if earlier, promptly following the Executive’s death) but shall not accrue any interest during the period payments are suspended.

C.                                    In the event that any payment under the Plan, along with any other payment or benefit received or to be received by the Executive, would result in the Executive being subject to an excise tax under Section 4999 of the Code (the “excise tax”), then, only after taking into account the reduction in payments or benefits under any other plan or agreement, payments under the Plan shall be reduced, to the extent necessary, to make such payments not subject to the excise tax.  The determination of whether the Executive is subject to the excise tax will be determined by TAL’s independent public accountants, which in making such determination may rely upon reasonable good faith estimations and interpretations of the Code.

VI.                               ACCRUED UNUSED VACATION PAY

Executives eligible to receive severance benefits under the Plan will receive any accrued unused vacation pay on the Executive’s separation from service date, to the extent permitted by the then applicable Company policies and practices.

VII.                          PAYMENTS TO AND FROM THE PLAN

The benefits under the Plan will be paid from the general funds of the Company, and all Executives eligible for benefits under the Plan will be no more than unsecured general creditors of the Company.  Nothing contained in the Plan will be deemed to create a trust of any kind for the benefit of the Executives, or create any fiduciary relationship between the Company and the Executives with respect to any assets of the Company.  The Company is under no obligation to fund the benefits provided herein prior to payment, although it may do so if it chooses.  Any assets that the Company chooses to use for advance funding will nevertheless constitute assets of the Company and will not cause this to be a funded plan within the meaning of any section of ERISA.

VIII.                     NON-ALIENATION OF BENEFITS

No benefit under the Plan will be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so will be void.  If the Executive dies while employed by the Company, the Executive’s estate will not receive any benefits under the Plan.  However, if the Executive’s employment terminates under circumstances which would have entitled the Executive to severance benefits under the Plan, but the Executive dies before receiving such benefits, the severance benefits will be paid to the Executive’s spouse, or, if the Executive does not have a spouse as determined under federal law, to the Executive’s estate in accordance with Section V of the Plan.

IX.                              TERMINATION AND AMENDMENT

Nothing contained in the Plan creates an express or implied contract with the Executive regarding employment or any benefits associated with employment.  No communication by representatives of the Company shall be considered effective in modifying or otherwise affecting the terms of the Plan unless it is a written communication of an express amendment to the Plan pursuant to this Section IX.

The Company reserves the right to amend or terminate the Plan at any time with or without notice by action of the Board; provided, however, that no such amendment or termination will affect the right to any unpaid benefit of any Executive who became entitled to benefits under the Plan prior to such amendment or termination. Notwithstanding the preceding sentence, amendments to the Plan may be made by a duly authorized officer of the Company.  In the event of Plan termination, the Company shall pay the unpaid balance of Plan benefits in a lump sum as soon as practicable after such termination and in compliance with any limitations imposed under Section 409A of the Code.

X.                                   TAXES

The Company will withhold, or cause to have withheld, all applicable income and payroll taxes, wage assignments, garnishments and the like from any severance payments under the Plan to the extent required by law.

Severance pay under the Plan is intended to comply with, or be exempt from, Section 409A of the Code.  To the extent that any provision in the Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that no payments due under the Plan shall be subject to an “additional tax” as defined in Section 409A of the Code.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, in no event may an Executive, directly or indirectly, designate the calendar year of any payment under the Plan.

XI.                              COMPLIANCE WITH FOREIGN LAW

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in all countries in which the Company operates or in which the Executives reside, the Plan Administrator, in its sole discretion, shall have the power and authority to: (i) determine which subsidiaries of TAL shall be covered by the Plan; (ii) modify the terms and conditions of the Plan to comply with applicable laws; and (iii) take any action that it deems advisable to obtain approval or to comply with any necessary local governmental regulatory exemptions or approvals.

XII.                         CLAIMS PROCEDURE

A.                                    Initial Claim

Executives who are eligible for benefits under the Plan will be notified and provided with any forms required in connection with receipt of Plan benefits.  If any such Executive disagrees with the determination of his or her benefits, he or she may, within sixty (60) days of receipt of the initial notification, submit a written statement to the Plan Administrator describing the basis of his or her claim for benefits, together with any documents which he or she believes supports his or her claim.  Any Executive who is not so notified but believes that he or she is entitled to benefits under the Plan may, within sixty (60) days of such Executive’s termination of employment, submit a written statement to the Plan Administrator describing the basis of his or her claim for benefits.  Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge.  For the purposes of this Section, a document, record or other information shall be considered “relevant” to an Executive’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.

B.                                    Notification of Claim Denial

If any claim for severance benefits is wholly or partially denied, the Plan Administrator shall notify the claimant within ninety (90) days after the written claims statement is submitted (except that in special circumstances the Plan Administrator may take an additional ninety (90) days to consider its decision, in which case the Executive will be notified of the extension).  Such notification shall set forth: (i) the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based); (ii) if applicable, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary; (iii) the claims review procedure; and (iv) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following a review on appeal.

C.                                    Appeal of Claim Denial

Any Executive whose claim for benefits under the Plan is denied may make a written request to the Plan Administrator, within sixty (60) days after such denial, for a review of the denial.  Any such request must include any evidence relevant to the claim and may include a request for pertinent documents.  The Executive claiming benefits shall be notified of the final decision of the Plan Administrator within sixty (60) days after his or her request for a review is received.  However, if the Plan Administrator finds it necessary to extend this period due to special circumstances and so notifies the claimant in writing, the decision shall be rendered as soon as practicable, but in no event later than one-hundred and twenty (120) days after the claimant’s request for review.  The decision shall be in writing and shall set forth the specific reasons for the denial (including reference to any pertinent Plan provisions on which the denial is based), a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information “relevant” to the claim, and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.  The Plan Administrator’s decision on claims shall be final binding and conclusive on all interested persons unless found by a court of competent jurisdiction to be arbitrary and capricious.

XIII.                    RIGHTS UNDER ERISA

Executives eligible to participate in the Plan (the “Members”) are entitled to certain rights and protections under ERISA.  ERISA provides that all Members shall be entitled to:

A.                                    Receive Information About the Plan and Benefits

(i)                                     Examine, without charge, at the Plan Administrator’s office, and at other specified locations, such as worksites, all documents governing the Plan, and a copy of the latest annual report (Form 5500 Series), if any, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)                                  Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any, and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

B.                                    Prudent Actions by Plan Fiduciaries

(i)                                     ERISA also imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently in the interest of the Members.

(ii)                                  No one, including the employer, or any other person, may terminate a Member or otherwise discriminate against a Member in any way to prevent the Member from obtaining a severance benefit or exercising rights under ERISA.

C.                                    Enforcing Rights

(i)                                     If a claim for a severance benefit is denied or ignored, in whole or in part, the claimant has a right to know why this was done, to obtain copies of document relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii)                                  Under ERISA, there are steps a claimant can take to enforce the above rights.  For instance, if a Member requests a copy of Plan documents or the latest annual report from the Plan and does not receive them within thirty (30) days, the Member may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay the Member up to $110 a day until the Member receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If a Member has a claim for benefits which is denied or ignored, in whole or in part, the claimant may file suit in a state or Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if a claimant is discriminated against for asserting his or her rights, the claimant may seek assistance from the U.S. Department of Labor, or may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If the claimant is successful the court may order the person sued to pay these costs and fees.  If the claimant loses, the court may order the claimant to pay these costs and fees, for example, if it finds the claim is frivolous.

D.                                    Assistance with Questions

If a Member has any questions about the Plan, he or she should contact the Plan Administrator.  If a Member has any questions about this statement or about his or her rights under ERISA, or needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  A Member also may obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

XIV.                     GENERAL INFORMATION

A.                                    Plan Name

The formal name of the Plan is the TAL International Group, Inc. Executive Severance Plan.

B.                                    Plan Sponsor

The Plan is sponsored by TAL International Container Corporation, 100 Manhattanville Road, Purchase, NY 10577.

C.                                    Plan Administrator

TAL International Container Corporation is the Plan Administrator within the meaning of Section 3(16)(A) of ERISA. The Plan Administrator has delegated day-to-day administrative responsibility for the Plan to an administrative committee (the “Committee”).  The Plan Administrator and/or the Committee may appoint or employ such persons as either deems necessary to render advice with respect to, or to carry out, any responsibility of either under the Plan.   The Plan Administrator, or the Committee acting on behalf of the Plan Administrator, makes the rules and regulations as necessary to administer the Plan.  The Plan Administrator and the Committee shall have the responsibility and the discretionary authority to interpret the terms of the Plan, to determine eligibility for benefits, and to determine the amount of such benefits.  The interpretation and determinations of the Plan Administrator or the Committee shall be final and binding unless determined by a court of competent jurisdiction to be arbitrary and capricious.

D.                                    Type of Plan

The Plan is a severance pay plan, a form of welfare benefit plan.

E.                                     Agent for Legal Process

The Plan Administrator is the Agent for Service of Legal Process.  Any communications should be sent to the Vice President of Human Resources, TAL International Container Corporation, 100 Manhattanville Road, Purchase, NY 10577.

F.                                      Plan Year and Effective Date

The Plan became effective November 9, 2015. The records of the Plan are kept on a calendar year basis, except that the initial Plan year began on November 9, 2015 and ends December 31, 2015.

G.                                    Identification Numbers

Plan Number 504.

The Company’s Employer Identification Number is 13-2629188.